Exhibit 10.1
KKR RAINBOW AGGREGATOR L.P.
c/o Kohlberg Kravis Roberts & Co L.P.
2800 Sand Hill Road, Suite 200
Menlo Park, California 94025

November 6, 2021
Coty Inc.
350 Fifth Avenue
New York, New York
Attn: General Counsel

Re:    Redemption Agreement

This letter agreement (this “Agreement”), by and among KKR Rainbow Aggregator L.P., a Delaware limited partnership (“Aggregator”), Rainbow Capital Group Limited (“Rainbow Capital” and together with Aggregator, each a “KKR Party”), Coty Inc., a Delaware corporation (the “Company”), and, for purposes of Section 7 only, Coty JV Holdings S.à r.l, a Switzerland limited liability company and indirect subsidiary of the Company (“JV Holdings”), is being delivered in connection with the redemption by the Company from Rainbow Capital of 154,683 shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Redeemed Shares”), including the Accrued Dividends (as defined in the Certificate of Designations) thereon, in exchange for (a) 1,402,704.44 of the Class 1 Ordinary Shares, 43,595,247.51 of the A1 Preference Shares and 76,660,735.26 of the B1 Preference Shares (the “JVCo Shares”), of Rainbow JVCo Limited (“JVCo”) and (b) an amount in cash equal to $1,361,882.93, the amount of the Accrued Dividends in respect of the Redeemed Shares (the “Redeemed Dividend Amount”). The Redeemed Shares are owned by Aggregator as of the date hereof and will be owned by Rainbow Capital as of the Closing (as defined below). The JVCo Shares are held by JV Holdings, as of the date hereof and will be held directly by the Company as of the Closing. Capitalized or other terms used but not defined herein shall have the meaning ascribed to such term (a) in that certain Investment Agreement, dated as of May 11, 2020 (as amended by that certain Amendment No. 1 to the Investment Agreement, effective as of June 1, 2020, and as may be further amended, restated, modified or supplemented from time to time) by and among the Company and Aggregator, (b) in that certain Amended and Restated Shareholders’ Agreement, dated as of March 31, 2021, by and among the Company, JVCo, Rainbow Capital and the other parties thereto (as may be amended, restated, modified or supplemented from time to time, the “JVCo Shareholders’ Agreement”) or (c) in the Certificate of Designations of Series B Convertible Preferred Stock of the Company, dated as of May 26, 2020 (the “Certificate of Designations”).
In consideration of the mutual covenants and conditions as hereinafter set forth, the KKR Parties and the Company hereby agree as follows:
1.Transaction.
(a)Subject to the terms and conditions of this Agreement (the “Transaction”):
(i)Immediately prior to the Closing, Aggregator agrees to undertake or cause to be undertaken a series of distributions and contributions of the Redeemed Shares such that Rainbow Capital will own the Redeemed Shares as of immediately prior to the Closing; and
(ii)Immediately after its receipt of the Redeemed Shares, at the Closing, Rainbow Capital will become obligated to sell, assign, transfer and convey to the

Company, and the Company will purchase and redeem, the Redeemed Shares (including, for the avoidance of doubt, the Accrued Dividends with respect thereto) in exchange for (a) the JVCo Shares and (b) an amount in cash of immediately available funds equal to the Redeemed Dividend Amount (such exchange, the “Redemption”).
Notwithstanding the foregoing, the KKR Parties may elect (the “Conversion Election”) to convert the Redeemed Shares into shares of Class A Common Stock, par value $0.01 per share, of the Company (“Class A Shares”) prior to the transactions contemplated in Section 1(a)(i) and Section 1(a)(ii), in which case the provisions of this Agreement shall apply mutatis mutandis to the distributions, contributions and redemption of the Class A Shares resulting from such conversion. In order to exercise the Conversion Election, Aggregator must deliver written notice of the Conversion Election to the Company at least five (5) days prior to the Closing.

(b)The consummation of the Transaction (the “Closing”) shall take place remotely via the exchange of documents and signatures on November 30, 2021 (the “Closing Date”), subject to the satisfaction or waiver of the conditions set forth in clauses (c) and (d) below.
(c)The obligations of the Company to effect the Closing shall be subject to the satisfaction or waiver of the following conditions:
(i)the representations and warranties of Aggregator and Rainbow Capital set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as applicable, with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
(ii)Aggregator and Rainbow Capital shall have complied with or performed in all material respects their respective obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and
(iii)the Company shall have received a certificate, signed on behalf of Aggregator by a duly authorized officer thereof, certifying that the conditions set forth in clauses (i) and (ii) above have been satisfied.
(d)The obligations of Aggregator and Rainbow Capital to effect the Closing shall be subject to the satisfaction or waiver of the following conditions:
(i)the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, with the same effect as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);
(ii)the Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it pursuant to this Agreement at or prior to the Closing; and

(iii)Aggregator and Rainbow Capital shall have received a certificate, signed by the Company, certifying that the conditions set forth in clauses (i) and (ii) above have been satisfied.
(e)(x) Immediately prior to the Closing, Aggregator shall distribute and transfer the Redeemed Shares in accordance with Section 1(a), (y) immediately following such distribution and transfer, at the Closing, (1) Rainbow Capital shall sell, assign, transfer and convey the Redeemed Shares to the Company and (2) the Company will deliver to Rainbow Capital the JVCo Shares and (z) the Company will deliver to Rainbow Capital the Redeemed Dividend Amount.
(f)The parties shall take such actions as may be reasonably required for the distribution and transfer and subsequent sale and transfer of the Redeemed Shares to be reflected in the books and records of the Company and the transfer agent of the Company, as applicable. In connection with the foregoing, the KKR Parties shall provide to the Company and the transfer agent of the Company all documentation and certifications reasonably requested in connection therewith.
2.Announcements. Without the prior written consent of the Company or Aggregator, respectively (email to be sufficient), neither Aggregator nor the Company shall publish any press release or otherwise make any public announcement with regard to this Agreement or the transactions contemplated hereunder, except to the extent required by applicable Law (including, for the avoidance of doubt, the Company’s or Aggregator’s obligations under applicable securities laws).
3.Termination; Survival. This Agreement will become effective immediately upon execution and delivery by the parties hereto of this Agreement and will remain in effect through the earlier of (a) the consummation of the Closing and (b) the mutual termination of the Agreement by the parties hereto.
4.Representations and Warranties of the Company. As of the date hereof and as of the Closing, the Company represents and warrants to Aggregator and Rainbow Capital:
(a)the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company possesses all requisite power and authority necessary to execute and deliver and to perform its obligations and carry out the transactions contemplated by this Agreement;
(b)this Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Aggregator and Rainbow Capital, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception;
(c)the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby does not and will not, with or without the giving of notice or the passage of time or both, (i) violate the Company’s organizational documents, (ii) violate the provisions of any Law applicable to the Company or its properties or assets; (iii) violate any judgment, decree, order or award of any Governmental Authority or arbitrator applicable to the Company or its properties or assets; or (iv) result in any breach of any terms or conditions, or constitute a default under, any Contract to which the Company is a party or by which the Company or its properties or assets are bound. Except for filings under the Exchange Act, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to the Company in connection with the execution and delivery by the Company of this Agreement, or the consummation by the Company of the transactions contemplated hereby or thereby;
(d)JV Holdings, as of the date hereof, is and on the Closing Date the Company shall be, the record and beneficial owner of the JVCo Shares, and as of the date hereof, JV Holdings has, and on the Closing Date the Company will have, good, valid title to the JVCo Shares, free and clear of any Liens, except for restrictions on transfer provided under the Securities Act or other applicable securities laws
(e)at Rainbow Capital’s request, the Company has furnished a properly completed and executed statement certificate in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that (A) the Company is not and has not been a United States real property holding corporation during the applicable period specified in Section 897(c)(1)(A)(ii) of the Internal Revenue Code of 1986, as amended (the “Code”), and (B) transfers of stock in the Company are not subject to withholding under Section 1445 of the Code; and
(f)the IRS Form W-9 of the Company delivered to Rainbow Capital and dated September 30, 2021 remains true, correct, and complete in all respects.
5.Representations and Warranties of the KKR Parties. As of the date hereof and as of the Closing Date, each KKR Party, severally and not jointly, represents and warrants to the Company that:
(a)Such KKR Party is a limited partnership, limited company or corporation duly organized or incorporated, validly existing and in good standing under the Laws of its jurisdiction of organization or incorporation (where such concept is recognized under applicable Law). Such KKR Party, acting through its general partner, if applicable, possesses all requisite power and authority necessary to execute and deliver and to perform its obligations and carry out the transactions contemplated by this Agreement;
(b)the execution, delivery and performance by such KKR Party or, if applicable, its general partner’s officers, of this Agreement has been duly authorized by such KKR Party’s governing body or general partner, as applicable, on behalf of such KKR Party. This Agreement constitutes a legal, valid and binding obligation of such KKR Party, enforceable against it in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception;
(c)the execution, delivery and performance by such KKR Party of this Agreement, and the consummation by such KKR Party of the transactions contemplated hereby does not and will not, with or without the giving of notice or the passage of time or both: (i) violate such KKR Party’s organizational documents; (ii) violate the provisions of any Law applicable to such KKR Party or its properties or assets; (iii) violate any judgment, decree, order or award of any Governmental Authority or arbitrator applicable to such KKR Party or its properties or assets; or (iv) result in any breach of any terms or conditions, or constitute a default under, any Contract to which such KKR Party is a party or by which such KKR Party or its properties or assets are bound. Except for filings under the Exchange Act, no material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to such KKR Party in connection with the execution and delivery by such KKR Party of this Agreement, or the consummation by such KKR Party of the transactions contemplated hereby or thereby;
(d)Aggregator, as of the date hereof, is and on the Closing Date following the distribution and transfer in Section 1(a)(i), Rainbow Capital will be, the record and beneficial owner of the Redeemed Shares and as of the date hereof, Aggregator has, and on the Closing Date following the distribution and transfer in Section 1(a)(i), Rainbow Capital will have, good, valid title to the Redeemed Shares, free and clear of any Liens, except for restrictions on transfer provided under the Securities Act or other applicable securities laws;
(e)with respect to Rainbow Capital, taking into account any shares of Company stock actually or constructively owned by Rainbow Capital under Section 318 of the Code (as modified by Section 302(c) of the Code): (i) immediately after the Redemption, Rainbow Capital will own less than 50 percent of the total combined voting power of all classes of Company stock entitled to vote and (ii) the ratio which the voting stock of Company owned by Rainbow Capital immediately after the Redemption bears to all of the voting stock of Company at such time is less than 80 percent of the ratio which the voting stock of Company owned by Rainbow Capital immediately before the Redemption bears to all the voting stock of Company at such time;
(f)the foregoing representation and warranty of the KKR Parties in Section 5(e) would be true if Aggregator were substituted for Rainbow Capital in each place Rainbow Capital is used in Section 5(e) and the Redemption occurred immediately prior to the Transaction at a time when the Redeemed Shares were held by Aggregator;
(g)the Redemption will result in a complete redemption of all of the stock of the Company actually or constructively owned by Rainbow Capital under Section 318 of the Code (as modified by Section 302(c) of the Code);
(h)the IRS Form W-9 of Aggregator delivered to the Company and dated May 13, 2020 remains true, correct, and complete in all respects; and
(i)the IRS Form W-8BEN-E of Rainbow Capital delivered to the Company and dated September 6, 2020 remains true, correct, and complete in all respects.
6.Tax Treatment; Information. Absent a change in Law or a contrary determination (as defined in Section 1313(a) of the Code), Rainbow Capital and the Company agree to treat the Redemption as a sale or exchange of the Redeemed Shares (including, for the avoidance of doubt, the Accrued Dividends with respect thereto) for the JVCo Shares and cash in an amount equal to the Redeemed Dividend Amount under Section 302(a) of the Code and not as a distribution by the Company pursuant to Section 301 of the Code. The KKR Parties and the Company shall reasonably cooperate to provide information (on or before the Closing Date, and as the parties reasonably determine thereafter) reasonably necessary to substantiate the foregoing tax treatment, subject to the reasonable confidentiality considerations of the KKR Parties and their Affiliates.
7.Consents. Each of Rainbow Capital, the Company and JV Holdings hereby consents to the Transaction for all purposes and pursuant to (i) all agreements by and among such party, on the one hand, and one or more of the other parties hereto, on the other hand, including, for the avoidance of doubt, pursuant to the JVCo Shareholders’ Agreement, and (ii) to that certain Management Shareholders’ Agreement, dated as of March 31, 2021, by and among Rainbow Capital, JVCo and the other parties thereto (as may be amended, restated, modified or supplemented from time to time). Furthermore, Rainbow Capital hereby consents to the Transaction for all purposes and pursuant to that certain CEO

Shareholders’ Agreement, dated as of March 31, 2021, by and among the Rainbow Capital, JVCo, Nico Sebastian Rainbow LLC, and the other parties thereto (as may be amended, restated, modified or supplemented from time to time).
8.Waiver. No waiver of any provision of this Agreement will be effective unless such waiver is in writing, specifically references the provision being waived and is signed by the party against whom the waiver is being enforced.
9.Assignment. This Agreement may not be assigned, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties hereto. Any purported assignment in violation of this Agreement is null and void. Notwithstanding the foregoing, Rainbow Capital may assign its ownership of the Redeemed Shares as of immediately prior to the Closing to one or more affiliates; provided that such affiliate sign a joinder hereto and make the representations and warranties set forth in Section 5 applicable as of the Closing Date to Rainbow Capital.
10.No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or will confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
11.Amendment. This Agreement may be amended, modified or supplemented at any time prior to the Closing by mutual agreement of the parties hereto. Any amendment, modification or revision of this Agreement will be effective only if in a written instrument executed by the parties hereto.
12.Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof.
13.Specific Performance. Each of the parties hereto agrees that irreparable damage would occur in the event applicable provisions of this Agreement were not fully performed by such party in accordance with the terms hereof and that the other parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which such other parties may be entitled at Law or in equity.
14.Counterparts. This Agreement may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf or similar format) with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
15.Entire Agreement. This Agreement, together with the schedules, annexes and exhibits hereto and the other documents related to the subject matter hereof, constitute the entire agreement among the parties with respect to the matters covered hereby and supersede all previous written, oral or implied understandings among them with respect to such matters.
16.No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

17.Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement, including all claims or disputes (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (including any claim or cause of action based upon, arising out of, or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware, including statutes of limitation.
18.Consent to Jurisdiction and Service of Process. Any Action involving any party to this Agreement arising out of or in any way relating to this Agreement, including all disputes (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, shall be brought exclusively in the Court of Chancery of the State of Delaware (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter) or, if the Superior Court of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (together with the appellate courts thereof, the “Chosen Courts”) and each of the parties hereby submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Action. Each party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such Action in any Chosen Court, (b) any claim that any such Action brought in any Chosen Court has been brought in an inconvenient forum and (c) any claim that any Chosen Court does not have personal jurisdiction over any party with respect to such Action. To the extent that service of process by mail is permitted by applicable Law, each party irrevocably consents to the service of process in any such Action in such courts by the mailing of such process by registered or certified mail, postage prepaid, at its address set forth on the signature pages hereto. The parties agree that any judgment entered by any Chosen Court may be enforced in any court of competent jurisdiction.
19.Waiver of Jury Trial. Each party to this Agreement irrevocably and unconditionally waives any right to a trial by jury and agrees that any of them may file a copy of this Section 19 with any court as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive its right to trial by jury in any Action.
20.Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Persons that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.
21.Further Assurances. The parties hereto shall cooperate with one another at all times to do, or procure the doing of, all acts and things, and execute, or procure the execution of, all documents and instruments, as may reasonably be required to give full effect to this Agreement.
[Signature Pages Follow]

    IN WITNESS WHEREOF, the parties have duly executed and delivered this Agreement as of the day and year first above written.

AGGREGATOR

KKR RAINBOW AGGREGATOR L.P.

    By:     KKR Rainbow Aggregator GP, LLC,
    its general partner

By:     /s/ Matthew Ross
Name: Matthew Ross
Title: Vice President

RAINBOW CAPITAL

RAINBOW CAPITAL GROUP LIMITED

By:     /s/ Justin Lewis-Oakes
Name: Justin Lewis-Oakes
Title: Director

THE COMPANY

COTY INC.

By:     /s/ Hemant Gandhi
Name: Hemant Gandhi
Title: SVP Finance – Tax and Treasury

JV HOLDINGS, for purposes of Section 7 only:

COTY JV HOLDINGS S.À R.L

By:     /s/ Caroline Andreotti
Name: Caroline Andreotti
Title: Manager